Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Closes $25 million Loan Facility

DANBURY, CT - April 18, 2016 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra‐clean, efficient and reliable fuel cell power plants, today announced that it has closed a long-term loan facility with HerculesCapital, Inc. (NYSE: HGTC) for up to $25 million to support the development of fuel cell projects. FuelCell Energy drew the first tranche of $15 million at closing. Up to an additional $10 million may be advanced under two subsequent tranches as FuelCell Energy attains certain performance and financial milestones.

“This credit facility provides growth capital as we pursue larger multi-megawatt projects,” said Michael Bishop, Senior Vice President and Chief Financial Officer, FuelCell Energy, Inc. “Obtaining corporate debt financing enhances our maturing capital structure as our fuel cell projects continue to attract preeminent financial institutions, reflecting the compelling economics of these projects and their ability to address energy resiliency issues in an environmentally friendly manner.”

The 30 month secured facility matures in October, 2018, and bears interest at a rate of 9.5% per annum, subject to the variability of the prime interest rate. In the first year of the long-term loan, only interest is payable. This interest-only period may be extended for up to 24 months if the Company achieves certain milestones. Further information with respect to this loan facility is contained in a Current Report on Form 8-K to be filed on or before April 20, 2016 by FuelCell Energy with the U.S. Securities and Exchange Commission.

FuelCell Energy power plants utilize an electro-chemical process to efficiently and cleanly generate power and steam.  Using chemistry to convert a fuel into power instead of burning leads to ultra-clean power generation that has virtually no pollutants; including nitrogen oxide (NOx), which causes smog, sulfur dioxide (SOx), which contributes to acid rain, or particulate matter, which can aggravate asthma.  The power plants are easy to site in cities as they are clean, quiet, use only minimal space and can be located where the power is used, minimizing or even avoiding the need for transmission towers.  The power plants are fuel-flexible, capable of using clean natural gas, on-site renewable biogas, or directed biogas.  The plants are very versatile and can be configured for affordable and scalable carbon capture, or generating 100 percent renewable hydrogen for vehicle fueling when operating on biogas.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is a leading specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative companies in a broadly diversified variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed $5.9 billion to 349 companies and is the lender of choice for entrepreneurs and firms seeking growth capital financing. For additional information, please visit www.hgtc.com.

About FuelCell Energy
Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide.  With more than 300 megawatts of power generation capacity installed, ready for installation, or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world.  The Company’s power plants have generated over four billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas.  For additional information, please visit www.fuelcellenergy.com, follow us on Twitter and view our videos on YouTube.

Cautionary Language
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com
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